Filed Pursuant to Rule 424(b)(3)

Registration No. 333-205871

PROSPECTUS SUPPLEMENT DATED DECEMBER 31, 2018

TO PROSPECTUS DATED AUGUST 31, 2016

VERTEX ENERGY, INC.

This Prospectus Supplement, dated December 31, 2018, supplements that certain Prospectus filed with the Securities and Exchange Commission (the “SEC”) and dated August 31, 2016 (the “Prospectus”) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to account for a transfer of shares listed in such table that Vertex Energy, Inc. (the “Company”), is aware of since the date of the Prospectus. On November 8, 2018, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), IRA Services Trust Company (“IRA Services”), as custodian for securities beneficially owned by Richard Jacinto II, transferred warrants to purchase an aggregate of 645,162 shares of common stock of the Company which it held, as custodian for Mr. Jacinto, to NuView IRA Inc. (as new custodian for Mr. Jacinto)(“NuView”). On November 8, 2018, IRA Services transferred certain warrants to purchase shares of common stock (including Warrants and May 2016 Warrants), to NuView, as custodian for Mr. Jacinto. The table, therefore, is amended by: (i) striking the information with regard to IRA Services Trust Company and (ii) adding the information in the following table for NuView IRA Inc. as a selling stockholder.

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)				Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold (4)
Name of Selling Stockholders		Number	Percentage (2)	Number of Shares of Common Stock Being Offered (3)		Number	Percentage
NuView IRA Inc.	(14)	6,960,542	4.999%	645,162	(29)	6,315,380	4.999%

(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is as of December 31, 2018, and the percentage is based upon 40,174,821 shares of our common stock outstanding as of such date.

(2)	Percentages are based solely on the Company’s common stock, and do not include 419,859 shares of Series A Convertible Preferred Stock, 3,604,827 shares of Series B Preferred Stock (except in connection with the beneficial ownership of applicable selling stockholders to the extent such selling stockholder holds shares of Series B Preferred Stock which are convertible into common stock), 10,057,597 shares of Series B1 Preferred Stock (except in connection with the beneficial ownership of applicable selling stockholders to the extent such selling stockholder holds shares of Series B1 Preferred Stock which are convertible into common stock), which vote one-for-one with the common stock of the Company and are convertible into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)(subject to the Series B Beneficial Ownership Limitation and the Beneficial Ownership Limitation described below under “Description of Capital Stock”).

(3)	See footnotes (28) and (29).

(4)	Assumes the sale of all shares offered herein. Based on 40,278,562 shares of common stock outstanding assuming all shares registered herein are issued to the selling stockholders and sold (based on the number of shares outstanding as of the date of the August 31, 2016 prospectus).

(14)	The address of the selling stockholder is 280 S Ronald Reagan Blvd Ste 200, Longwood, Florida 32750-5463. The securities are beneficially owned by Richard Jacinto II and are held by NuView IRA Inc. as custodian for the benefit of Mr. Jacinto.

(29)	Represents shares of common stock issuable upon exercise of Warrants held by each applicable selling stockholder.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Act some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. To the extent required, any changed information will be set forth in prospectus supplements.

Please insert this Prospectus Supplement into your Prospectus and retain both this Prospectus Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to Vertex Energy, Inc. at 1331 Gemini Street, Suite 250, Houston, Texas 77058.